EXHIBIT 5
[LETTERHEAD OF WILSON SONSINI GOODRICH & ROSATI pc]
650 Page Mill Road, Palo Alto, CA 94304
Phone: 650-493-9300 Fax: 650-493-6811 www.wsgr.com
February 21, 2006
TD AMERITRADE Holding Corporation
4211 South 102nd Street
Omaha, Nebraska 68127
Re: Registration Statement on Form S-8
Ladies and Gentlemen:
     We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about the date hereof (the “Registration Statement”) in connection with the registration under the Securities Act of 1933, as amended (the “Act”), of 35,827,330 shares of your Common Stock issuable under your 2001 Stock Option Plan, 1996 Long-Term Incentive Plan, 1996 Directors Incentive Plan and Associates 401(k) Profit Sharing Plan (collectively, the “Plans”). Such shares of Common Stock are referred to herein as the “Shares.” As your counsel, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the issuance and sale of the Shares pursuant to the Plans.
     It is our opinion that, upon completion of the actions being taken, or contemplated by us as your counsel to be taken by you prior to the issuance of the Shares pursuant to the Registration Statement and the Plans and upon completion of the actions being taken in order to permit such transactions to be carried out in accordance with the securities laws of the various states where required, the Shares will be legally and validly issued, fully-paid and non-assessable. We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

Very truly yours,

WILSON SONSINI GOODRICH & ROSATI
Professional Corporation

/s/ WILSON SONSINI GOODRICH & ROSATI